EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2011		2010		2009
Including Interest Paid on Deposits:
Earnings before income taxes	$734,577		$837,471		$593,149
Combined fixed charges:
Interest expense on deposits	157,173		216,540		212,815
Interest expense on borrowed funds	509,070		517,291		516,472
Appropriate portion (1/3) of rent expenses	9,892		12,016		9,369

Total fixed charges	$676,135		$745,847		$738,656

Earnings before income taxes and fixed charges	$1,410,712		$1,583,318		$1,331,805

Ratio of earnings to fixed charges	2.09	x	2.12	x	1.80	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$734,577		$837,471		$593,149
Combined fixed charges:
Interest expense on borrowed funds	509,070		517,291		516,472
Appropriate portion (1/3) of rent expenses	9,892		12,016		9,369

Total fixed charges	$518,962		$529,307		$525,841

Earnings before income taxes and fixed charges	$1,253,539		$1,366,778		$1,118,990

Ratio of earnings to fixed charges	2.42	x	2.58	x	2.13	x